EXHIBIT 10.11

AQUARIUS HOLDINGS, LLC INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement is entered into between Aquarius Holdings LLC, (the "Company") and Dirty Business LTD (the "Independent Contractor") and is effective on the date it is signed by the last signatory. The Company and the Independent Contractor are referred to in this Agreement together as the "Parties," "we," "our" or "us," or individually as a "Party."

RECITALS

The Parties want to use this Agreement to specify the work the Company may offer the Independent Contractor and how the Independent Contractor will be compensated for any work it accepts from the Company.

The work the Company is offering the Independent Contractor specifically includes direct and indirect involvement in conceptualizing, designing, and developing a cannabis cultivation processes for the exclusive use of the Company. Specifically, Independent Contractor will be responsible for advising the Company on certain cannabis cultivation processes for the purposes of developing a system of cannabis production for the exclusive use of the Company, including advising the Company on the selection of genetic stock; cloning processes; media selection and media mixtures; transplant processes; nutrient feeding schedules; pest-control regimens; and harvesting and cure techniques.

The Company agrees that Independent Contractor may be employed by other companies during the term of this agreement and after, for the purpose of advising those Companies on cultivation techniques and processes, but those techniques and processes shall not utilize the same nutrient lines as Independent Contractor uses for Company, and Independent Contractor shall not disclose the specific processes developed in coordination with the Company for the purpose of developing a process of cannabis cultivation for the exclusive use of the Company.

The Company also owns certain confidential information including trade secrets and all other information not clearly known to the public about the Company's operations, customers, products and business. The Company's trade secrets and other proprietary and confidential information includes the whole or any portion or phase of any of the following: technical information, designs, processes, procedures, formulas, improvements, confidential business or financial information, other information relating to any the Company's business or profession (including information about the Company's business or financial affairs, research and development, marketing plans, bids, techniques, operations, products, services, contracts, forms) and all other trade secret information not clearly known to the public ("Confidential Information"). The Company may also own trade secret information about its existing and prospective customers, including their identities, contact people, addresses, telephone numbers, needs and records, and about the Company's sources for referrals and new business, market data and ("Customer Records"). Through the expenditure of considerable effort and resources, the Company has developed relationships with its existing customers and leads on prospective customers.

Due to the value of the Company's Confidential Information and Customer Records, and the difficulty of replacing them if they are disclosed, taken or misused for any reason, the Company seeks by this Agreement to protect the Company's Confidential Information and Customer Records, and any other confidential information the Independent Contractor acquires as a result of the Independent Contractor's employment with the Company. The Independent Contractor recognizes and respects the value of the Company's Confidential Information, Customer Records and of the business relationships, which exist between the Company and its existing and prospective customers.

The Independent Contractor will comply with this Agreement's conflict of interest provision to ensure the Independent Contractor devotes the Independent Contractor's best efforts to the Company's interests and business and that there is no conflict of interest between the Company and any other business for which the Independent Contractor works or operates on the Independent Contractor's own.

The Independent Contractor recognizes and respects the reasons the Company wants to preserve its ownership of its ideas, concepts, products, processes and applications and the value of the Company's Confidential Information and Customer Records. The Independent Contractor understands the Company's offer to contract with the Independent Contractor and willingness to continue to refer work to the Independent Contractor were conditioned on the Independent Contractor's good faith agreement to comply with the spirit and terms of this Agreement.

Therefore, in consideration of the Parties' rights and obligations set out below, the Parties agree as follows:

AGREEMENTS

1. TERM. The term of this Agreement will be from April 19th 2013 until the completion of three harvest cycles or eight months (December 19th 2013), whichever is later. This Agreement will continue to apply during the contract term unless it is terminated by the Independent Contractor, giving the Company two weeks prior notice, or terminated by the Company for the reasons set forth below.

The Company may terminate this Agreement immediately with two weeks notice if any of the following occurs (cause for termination):

a. If the Independent Contractor breaches any provision of this Agreement;

b. If the Independent Contractor commits an act of fraud, dishonesty, or any other act of negligent, reckless or willful misconduct in providing services to the Company or to its Customers;

c. If the Independent Contractor fails to report to the Manager at least on a weekly basis or as reasonably requested by the Manager of the Company;

d. If the Independent Contractor fails to work an average of 20 hours per week, on average over three months, during contract term;

e. If any contract by the Company with any third party on which this Agreement substantially depends is terminated or the Company is unable for any other reason to provide services for or products to the party(ies) to that contract; or

f. If any circumstance beyond the Company's control prevents it from providing services or products or otherwise hinders, delays, or prevents the Company from receiving income or increases its overhead to an extent the Company reasonably decides to reduce, modify, suspend or cease its business.

The provisions above regarding the term of this Agreement apply to the period during which the Independent Contractor may provide services and products to the Company under this Agreement. In addition, our agreements regarding the Independent Contractor's preservation and return of the Company's Confidential Information and Customer Records will continue in force indefinitely, both during and after the time during which the Independent Contractor may provide services and products to the Company.

2. INDEPENDENT CONTRACTOR'S DUTIES. The Independent Contractor will provide the Company with the following services and products: consistent with generally accepted industry standards for the Independent Contractor's customary services and products, the Independent Contractor will be responsible for advising the Company on certain cannabis cultivation processes for the purposes of developing a system of cannabis production for the exclusive use of the Company, including advising the Company on the selection of genetic stock; cloning processes; media selection and media mixtures; transplant processes; nutrient feeding schedules; pest-control regimines; and harvesting and cure techniques. Company agrees Independent Contractor shall not be responsible for the success or failure of any crop.

3. COMPENSATION. For all services the Independent Contractor performs and products the Independent Contractor produces under this Agreement, the Company will pay the Independent Contractor $5500 per month from April 19th through July 19th and $3500 per month from July zo" 2013 to December 19th 2013 (or however long it takes to finish cycle three). The company will also give Contractor an equity earn out of $31.250 in membership interest equaling a membership interest of 4.81%. Monthly payments payable to Independent Contractor shall be due and owing to Independent Contractor on a monthly basis on the 19th day of each month. The equity earn-out into Company shall not vest until an exclusive cannabis cultivation process has been reasonably developed by Independent Contractor for Company.

4. AGREEMENT TO PERFORM SERVICES AS AN INDEPENDENT CONTRACTOR. As recognized in C.R.S.A. §§ 8-40-202(2)(b)(II) and 8-70-115(1)(c), we agree that the Company will not:

a. Require the Independent Contractor to work exclusively for the Company;

b. Establish a quality standard for the Independent Contractor, except the Parties agree as stated in Paragraph 2 that the Independent Contractor's services and products will be consistent with generally accepted industry standards for the Independent Contractor's customary services and products and the Independent Contractor will regularly report his progress to the designated Manager of the Company, if requested;

c. Pay the Independent Contractor a salary or hourly rate, but rather will pay only the compensation stated in Paragraph 3;

d. Terminate the Independent Contractor's current services for particular work the Independent Contractor accepts from the Company unless the Independent Contractor violates the terms of this Agreement or fails to produce a result that meets the specifications of this Agreement;

e. Provide more than minimal training for the Independent Contractor;

f. Provide tools or benefits to the Independent Contractor;

g. Dictate the time of performance, except that a completion schedule and a range of mutually agreeable work hours may be established through a written agreement mutually acceptable to both Parties for particular work the Independent Contractor accepts from the Company; or

h. Combine its business operations in any way with the Independent Contractor's business, but instead both Parties will maintain their own operations as separate and distinct.

5. INDEPENDENT CONTRACTOR'S SEPARATE BUSINESS. As specified in C.R.S.A. §§ 8-40-202(2)(a) and 8-70-115(1)(b), the Independent Contractor represents that the Independent Contractor is customarily engaged in an independent trade, occupation, profession or business related to the services the Independent Contractor will perform for the Company. The Parties recognize and agree the Independent Contractor will actually and customarily provide similar services to others at the same time the Independent Contractor is providing services to the Company. Upon the Company's request, the Independent Contractor will provide the Company with a list of the other persons and businesses for whom the Independent Contractor will provide similar services at the same time the Independent Contractor is providing services to the Company. The Company will keep that information confidential and, without the Independent Contractor's prior written agreement, the Company will not use the information for any purpose other than for verifying the truth of the Independent Contractor's compliance with this Agreement, including, without limitation, the provision about avoiding conflicts of interest stated in Paragraph 12.

6. NO UNAUTHORIZED USE OF NAMES. Neither of us will use the other's name any advertisement, promotion, business card, etc. without the other Party's prior written consent.

7. INSURANCE. The Company will not include the Independent Contractor as an insured under any policy the Company has for itself, including, without limitation, any liability, life, collision, comprehensive, health, medical, workers' compensation or unemployment compensation insurance policy.

8. NO WITHHOLDINGS OR BENEFITS. As provided in West's Colorado Revised Statutes Annotated §§ 8-40-202(2)(b)(IV) and 8-70-115(2), the Independent Contractor expressly agrees that, as an independent contractor, the Independent Contractor is not entitled to any employee benefits from the Company, including, but not limited to, any employer withholdings or liability for: taxes, FICA, Medicare or Medicaid; medical or disability insurance; vacation or leave; pension; unemployment insurance; or worker's compensation insurance (collectively, "Employee Benefits"). The Independent Contractor is obligated to pay federal and state income tax on any moneys paid pursuant to the Parties' contractual relationship.

To the maximum extent permitted by law: the Independent Contractor waives all claims against the Company for any Employee Benefits; the Independent Contractor will defend the Company from any claim and will indemnify the Company against any liability for any Employee Benefits for the Independent Contractor imposed on the Company; and the Independent Contractor will reimburse the Company for any award, judgment or fine against the Company based on the position the Independent Contractor was ever the Company's employee, and all attorneys' fees and costs the Company reasonably incurs defending itself against any such liability.

9. INDEPENDENT CONTRACTOR'S DUTIES TO COMPLY WITH LAWS. The Independent Contractor will comply with all laws, regulations, municipal codes and ordinances and all standards applicable to the Independent Contractor's work within a licensed medical marijuana facility, including all record-keeping and disclosure requirements, if applicable.

10. INDEPENDENT CONTRACTOR'S QUALIFICATIONS. On the effective date of this Agreement, and during the term of this Agreement, the Independent Contractor will be fully qualified and will have all approvals and registrations needed to perform its obligations under this Agreement. The Independent Contractor will have and maintain all licenses, permits, certificates and registrations needed to perform the Independent Contractor's duties under this Agreement.

11. CONFIDENTIAL INFORMATION AND CUSTOMER RECORDS BELONG SOLELY TO THE COMPANY. The Company's Confidential Information and Customer Records and all other confidential information and data relating to the Company's business and Existing and Prospective Customers are the Company's exclusive property, and the Independent Contractor therefore agrees that:

a. All notes, data, reference materials, sketches, drawings, memoranda, disks, documentation and records in any way incorporating or reflecting any of the Confidential Information and all proprietary rights in the Confidential Information, including copyrights, trade marks, trade secrets and patents shall belong exclusively to the Company;

b. At all times while this Agreement is in effect, the Independent Contractor will keep secret and will not disclose to any third party, take or misuse any of the Company's Confidential Information, Customer Records or any other confidential information the Independent Contractor acquires or has access to because of the Independent Contractor's work for the Company, including any of the names, addresses, contact people or other identifying information for any of the Company's Existing or Prospective Customers;

c. At all times while this Agreement is in effect, the Independent Contractor will not use or seek to use any of the Company's Confidential Information or Customer Records for the Independent Contractor's own benefit or for the benefit of any other person or business or in any way adverse to the Company's interests;

d. On the Company's request or on termination of our relationship, the Independent Contractor will promptly return to the Company all its property, specifically including all documents, records, computer media or other materials in the Independent Contractor's possession or control that contain any of the Company's Confidential Information or Customer Records;

e. After termination of this Agreement, the Independent Contractor will preserve the secrecy of and will not disclose directly or indirectly to any other person or business the exclusive process developed for the Company or any of the Company's Confidential Information and Customer Records; and

f. The Employee will promptly advise the Company of any unauthorized disclosure or use of the Company's Confidential Information or Customer Records by any person or entity.

The Parties agree this provision is intended to express the Company's rights and the Independent Contractors' duties to the Company under the Colorado Uniform Trade Secrets Act, C.R.S.A. §§ 7-74-101to7-74-110.

12. AGREEMENT TO AVOID CONFLICTS OF INTEREST. Although, as provided in Paragraph 5, the Independent Contractor will provide similar services to others at the same time the Independent Contractor is providing services to the Company, the Independent Contractor will avoid conflicts of interest in providing the Independent Contractor's services under this Agreement. Specifically, and without limitation, during the term of this Agreement, the Independent Contractor will not enter into a contract with or perform services for a direct competitor of the Company for the purposes of developing a similarly exclusive process of cannabis cultivation and branding, or accept from any competitor any pay, salary, retainer, commission, consulting fee or any other fee arrangement or remuneration for similar services. Upon the Independent Contractor's request, the Company will provide the Independent Contractor with a list of the Company's competitors. The Independent Contractor will not use any of the Company's facilities, equipment, labor or supplies for any competitor or outside business or communicate to any third party that any outside work is in any way by or for the Company.

14. RELIEF THE COMPANY MAY SEEK. The Independent Contractor further agrees that, if the Independent Contractor violates Paragraphs 11 or 12 of this Agreement, it would be difficult to determine the damages the Company would suffer including, but not limited to, losses attributable to lost confidential information and increased competition. Accordingly, the Independent Contractor agrees that if the Independent Contractor violates Paragraphs 11 or 12 of this Agreement:

a. The Company will be entitled to an Order for injunctive relief and/or for specific performance, or their equivalent, from an arbitrator or a court, including requirements that the Independent Contractor take action or refrain from action to preserve the secrecy of the Company's Confidential Information and Customer Records and to protect the Company from additional damages, and the Independent Contractor agrees the Company does not need to post a bond to obtain an injunction and waives the Independent Contractor's right to require such a bond.

15. ASSIGNMENT OF RIGHTS OR OBLIGATIONS. The Company may assign its rights or obligations under this Agreement at anytime after the effective date without advance notice to the Employee; the Employee may assign the Employee's rights or obligations under this Agreement only with the Company's prior written agreement.

16. INDEMNIFICATION. The Independent Contractor will indemnify the Company and its directors, officers, agents, employees, successors and permitted assigns against any lawsuit, claim, liability or expense (including attorneys' fees, court or arbitration costs and any judgment) which results from the acts or failures to act by the Independent Contractor, including any alleged or proven misconduct or neglect by the Independent Contractor.

17. RESOLUTION OF DISPUTES. To the maximum extent permitted by law, the Company has the option to arbitrate any dispute between us that we cannot resolve ourselves, which includes any dispute about whether our dispute should be arbitrated or any aspect of this Agreement, through binding arbitration by the American Arbitration Association or the Judicial Arbiter Group, Inc. The Company may waive its arbitration option by filing a lawsuit against or naming the Independent Contractor. In any lawsuit or claim the Independent Contractor brings against or naming the Company, the Company will have until the date its answer or other response is due in that lawsuit to notify the Employee that the Company will exercise its arbitration option. The arbitrator's procedures or rules then in effect for any dispute will govern any arbitration between us and the arbitration will take place in Denver, Colorado.

18. ENTIRE AGREEMENT; I AMENDMENT; ENFORCEABILITY; INTERPRETATION. This Agreement expresses our entire understanding about its subject matter and is the only agreement, promise or understanding on which we are relying in performing the duties this Agreement describes. The only way this Agreement may be amended, changed or waived will be through a written document the Company signs. This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party. All provisions in this Agreement that state obligations and rights that will continue or arise after the termination of the Independent Contractor’s Agreement with the Company will survive the termination of that agreement and will remain fully enforceable by the Party entitled to demand performance from the other Party. This Agreement will be interpreted and enforced under Colorado law. No part of this Agreement should be construed against either Party on the basis of authorship. Amy unenforceable provision of this Agreement will be modified to the extent necessary to make it enforceable or, if that is not possible, will be severed from this Agreement, and the remainder of this Agreement will be enforced to the fullest extent possible.

19. ATTORNEYS' FEES; EXPERTS' FEES; COSTS AND ARBITRATION FEES. In any litigation or arbitration of any dispute between us, in addition to any relief, order or award that enters, the prevailing Party may be awarded reasonable attorneys' fees, expert witness fees and costs and the Party who does not prevail will pay the arbitration fees in any arbitration between us.

20. NOTICES AND PROCESS. Any notice this Agreement requires must be in writing and will be effective only if hand-delivered or sent by certified U.S. mail, return receipt requested, to the Party entitled to receive the notice at the Party's address first stated above or at such other address as that Party may later give notice to the other Party.

IN WITNESS OF OUR AGREEMENTS, the Company and the Independent Contractor have executed this Agreement on the date(s) indicated below.

MEGAN LAMERATO

Notary Public

State of Colorado